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                                                                  EXHIBIT 10(28)



March 8, 2000

Mr. John Hanley
34 Joel Drive
Hebron, CT 06248


         RE: OFFER OF EMPLOYMENT

Dear John:

In follow up to our earlier discussion, I am delighted to confirm our offer and your acceptance of the corporate-based position, VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER. In this challenging role, you will report to me, and have responsibility for directing the management of all corporate finance functions including SEC and other outside reporting, internal financial reporting and analysis, treasury-borrowing and investments and planning, directing and controlling the organization's financial plans and policies, accounting practices and relationships with lending institutions, outside auditors, shareholders and the investment community. As we have discussed, your start date with be March 20, 2000,

Your base salary will be $14,583.33 gross per month, which is payable bi-weekly. You will also be eligible (on a pro rata basis) for inclusion in Axsys Technologies discretionary incentive compensation plan for executives, at a target rate of 50% of your final base salary for the calendar year. As I mentioned, this program provides eligible senior management employees with an opportunity to earn a bonus if predetermined financial and individual objectives are achieved. Additionally, you will be eligible to participate in a Growth Incentive Plan which pays incentive once the corporation reaches 15% year-over-year sales growth on internally generated sales at a percentage rate of your salary equal to the rate of growth. I will be happy to discuss the details of these programs with you shortly after your start date.

You will be eligible to participate in the full range of Axsys Technologies executive benefit programs, which provide medical, dental, vision, life and disability insurance, on your start date. You can participate in the Company's retirement savings (401(k)) plan in October of 2000. You will also be eligible for three weeks paid vacation per calendar year. I have enclosed various documents on our benefit plans for your review. Vince Giangrande will be glad to review all of the terms of our benefit offerings with you, at your convenience.

As I mentioned to you, I am also recommending to the Axsys Board of Directors that you be awarded a stock option grant of 20,000 shares of Axsys common stock. The option price will be determined by the market value of the stock on the date the option is granted. As you may know, Axsys stock options vest in equal installments at the rate of 20% per year, and would be fully vested after five
(5) years of consecutive employment.

In terms of severance benefits, for termination "without cause" you would receive six (6) months of pay at your then base rate. In addition, your benefit coverages would continue during the severance period (six (6) months). In the case of termination up to (12) months after a "change of control," you would be eligible for twelve (12) months of pay at your base rate. In addition, your benefit coverages would continue during the severance period (twelve (12) months).

As you are aware initially you will be traveling extensively between your home office, our field locations and our headquarters in Englewood Cliffs, NJ. During the third quarter of 2000 we intend to relocate our headquarters to a locale within 25 miles of Cromwell, CT, which will become your principle office location. On going, we would expect this position to carry 25-30% travel.

I believe this covers the points that we discussed. Please sign and date this letter indicating that you understand and accept the terms covered herein, and send it to me as soon as possible. Finally, if you have any questions about the terms covered herein, please contact me immediately.


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In conclusion, on behalf of the entire management team, I truly look forward to working with you as we continue to build our exciting business. In this regard, I am confident that your contributions will have a very positive impact on Axsys Technologies as we work towards achieving Our Shared Vision.

Sincerely,




Mark J. Bonney
President and COO









UNDERSTOOD AND ACCEPTED:





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JOHN E. HANLEY                                                    DATE